CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in this Post-Effective Amendment to the Registration Statement on Form N-1A of Williams Capital Management Trust and to the incorporation by reference of our report dated December 23, 2008 relating to the financial statements and financial highlights of Williams Capital Government Money Market Fund (formerly Williams Capital Liquid Asset Trust Fund), a series of Williams Capital Management Trust. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
October 9, 2009